Exhibit 99.2

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol:  VGZ

Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Third Quarter Financial Results

Denver, Colorado November 9, 2007 — Vista Gold Corp. (TSX & AMEX: VGZ) announced today its financial results for the three and nine months ended September 30, 2007, as filed on November 9, 2007, with the US Securities and Exchange Commission and with the relevant securities commissions in Canada in the Corporation’s Quarterly Report on Form 10-Q.  Vista reported a consolidated net loss for the three-month period ended September 30, 2007 of US$2.2 million or US$0.07 per share compared to a consolidated net loss of US$1.4 million or US$0.05 per share for the same period in 2006.  The Corporation’s consolidated net loss for the nine-month period ended September 30, 2007 was US$6.2 million or US$0.19 per share compared to a consolidated net loss of US$3.4 million or US$0.14 per share for the same period in 2006.  For both the three and nine-month periods, the increases in the consolidated losses of US$0.8 million and US$2.8 million from the respective prior periods are primarily the result of costs related to the completion on May 10, 2007, of the Arrangement involving the Corporation, Allied Nevada Gold Corp. and Carl and Janet Pescio.  The transaction resulted in the acquisition by Allied Nevada of the Corporation’s Nevada properties and the Nevada mineral assets of Carl and Janet Pescio.  These costs amounted to US$0.5 million and US$2.9 million for the respective periods.

Cash used in operations was US$1.0 million for the three-month period ended September 30, 2007, compared to US$1.1 million for the same period in 2006.  The decrease of US$0.1 million is the result of an increase in accounts receivable of US$0.2 million, an increase in supplies inventory, prepaids and other of US$0.8 million and an aggregate increase of non-cash items of US$0.3 million, partially offset by a decrease in accounts payable, accrued liabilities and other expenses of US$0.3 million; and an increase in the consolidated net loss of US$0.8 million.

Cash used in operations was US$3.9 million for the nine-month period ended September 30, 2007, compared to US$3.3 million for the same period in 2006.  The increase of US$0.6 million is mostly the result of an increase in the Corporation’s net loss for the same 2006 period of US$2.8 million, which is partially offset by an aggregate increase of non-cash items of US$2.2 million.

Net cash used for investing activities increased to US$1.3 million for the three-month period ended September 30, 2007 from US$1.0 million for the same period in 2006.  The increase of US$0.3 million mostly reflects an increase of US$0.3 million for additions to mineral properties.  The US$1.3 million invested for the three-month period ended September 30, 2007 was mostly attributable to: the Corporation’s Mt. Todd project in Australia — US$0.8 million on an intensive exploration program with the objective of confirming and better defining the resource base and to obtain samples for metallurgical testing; the Corporation’s Paredones Amarillos project in Mexico and other projects — US$0.5 million on pre-feasibility and pre-development work and annual option payments.  As stated in the Corporation’s recent press release dated November 6, 2007, the Board approved the funding for the initial development of the Paredones Amarillos project; management anticipates that this will result in extensive investment in that property in the ensuing months.

Net cash used for investing activities increased to US$29.6 million for the nine-month period ended September 30, 2007 from US$3.2 million for the same period in 2006.  The increase of US$26.3 million mostly reflects the US$24.5 million cash transferred to Allied Nevada in conjunction with the Plan of Arrangement representing the Corporation’s payment of US$25 million, less US$0.5 million in loans repaid to the Corporation by Allied Nevada, pursuant to the terms of the Arrangement Agreement.  In return for the payment and transfer of assets to Allied Nevada, the Corporation received 26,933,055 shares of Allied Nevada, of which 25,403,207 shares were distributed to the Corporation’s shareholders and 1,529,848 shares are being retained by the Corporation to facilitate the tax payments, if any, payable in respect of the Arrangement.  Although management has been informed that based on latest tax determinations the Corporation is not subject to a tax withholding requirement with respect to any gain deemed realized on the distribution, the Corporation will not know what its ultimate tax liability, if any, will be until its corporate income tax returns are completed for the year ending December 31, 2007.  Of the remaining US$5.0 million invested in the nine-month period ended September 30, 2007, US$4.6 million was spent on upgrading of mineral properties.  The majority of the US$4.6 million was spent on:  Mt. Todd — US$3.7 million on an extensive drilling program and other land costs, Paredones Amarillos and other projects — US$0.9 million on pre-development work and pre-feasibility work.

Net cash provided by financing activities increased to US$1.9 million for the three-month period ended September 30, 2007, from US$1.1 million for the same period in 2006.  Net cash provided by financing activities decreased to US$3.4 million for the nine-month period ended September 30, 2007, from US$26.4 million for the same period in 2006.  Warrants exercised during the three-month period ended September 30, 2007 produced cash proceeds of US$1.4 million, as compared to US$0.8 million for the same period in 2006.  For the three-month period, the increase relates to warrant exercises pertaining to the September 2005 private placement warrants that expired on September 23, 2007.  Warrants exercised during the nine-month period ended September 30, 2007 produced cash proceeds of US$2.9 million, as compared to US$25.6 million for the same period in 2006.  For the nine-month period, the decrease relates to the acceleration in May 2006 of the expiry of the warrants issued in the Corporation’s February 2003 private placement and the warrants issued in the Corporation’s September 2004 private placement.

Stock option exercises produced cash of US$0.5 million during the three-month period ended September 30, 2007 as compared to US$0.3 million for the same period in 2006.  Stock option exercises produced cash of US$0.5 million during the nine-month period ended September 30, 2007 as compared to US$0.8 million for the same period in 2006.

At September 30, 2007, the Corporation’s total assets were US$55.7 million compared to US$92.7 million at December 31, 2006, representing a decrease of US$37.0 million.  Part of this decrease of US$18.6 million was attributed to the mineral properties transferred to Allied Nevada Gold Corp.; the remaining decrease was primarily made up of the reduction in working capital.  At September 30, 2007, the Corporation had working capital of US$27.9 million compared to US$49.7 million at December 31, 2006, representing a decrease of US$21.8 million.  This decrease relates to a decrease in cash balances from year end due to the transfer of US$25 million to Allied Nevada net of US$0.5 million in loans repaid to the Corporation by Allied Nevada pursuant to the terms of the Arrangement Agreement.

The principal component of working capital at both September 30, 2007 and December 31, 2006, is cash and cash equivalents of US$18.6 million and US$48.7 million, respectively.  Other components include supplies inventory, prepaids and other (September 30, 2007 — US$0.5 million; December 31, 2006 — US$0.3 million), marketable securities (September 30, 2007 — US$9.0 million; December 31, 2006 — US$0.8 million) and accounts receivable (September 30, 2007 — US$0.4 million; December 31, 2006 — US$0.6 million).  Included in the marketable securities at the end of September 30, 2007, is the value of US$7.6 million for the Allied Nevada Gold Corp. shares held by the Corporation.  At September 30, 2007, the Corporation had no outstanding debt to banks or financial institutions.

The selected financial data including the results of operations for the three-month and nine-month periods ended September 30, 2007 compared to the same periods in 2006, and the financial position as at September 30, 2007 compared to December 31, 2006 is summarized in the following table:

Selected Financial Data	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
U.S. $000’s, except loss per share

Results of operations
Net loss	$(2,200)	$(1,361)	$(6,204)	$(3,395)
Basic and diluted loss per share	(0.07)	(0.05)	(0.19)	(0.14)

Net cash used in operations	(956)	(1,113)	(3,922)	(3,259)
Net cash used in investing activities	(1,301)	(960)	(29,588)	(3,239)
Net cash provided by financing activities	1,902	1,082	3,414	26,372

Financial position	September 30,	December 31,
	2007	2006

Current assets	$28,456	$50,430
Total assets	55,746	92,731
Current liabilities	549	732
Total liabilities	574	5,604
Shareholders’ equity	55,172	87,127

Working capital	27,907	49,698

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value. As gold prices have risen, Vista has completed various preliminary evaluations that have demonstrated that some of the projects would be potentially viable operations at current gold prices. Vista is undertaking technical programs to bring the most advanced projects to the point where decisions can be made to put these projects into production, either by Vista, or through sale or joint venture to other mining companies. Vista’s holdings include the Paredones Amarillos and the Guadalupe de los Reyes Projects in Mexico, the Mt. Todd Project in Australia, the Yellow Pine Project in Idaho, the Awak Mas Project in Indonesia, the Long Valley Project in California, and the Amayapampa Project in Bolivia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of applicable securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as results of drilling programs and prospects for exploration and confirmation and definition of resources at the Mt. Todd project, potential development of the Paredones Amarillos project including anticipated investments to be made in the project, and timing for such investments, the performance of and results of the planned bankable feasibility study for the Paredones Amarillos Project, receipt of required environmental and other permits for the project, timing for starting and completion of drilling and testing programs, Vista’s future business strategy, competitive strengths, goals, operations, plans, potential project development, future share price and valuation, future gold prices, Vista’s potential status as a producer, and other such matters are forward-looking statements.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and the securities commissions in Canada.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com